Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2021

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 4, 2021
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - August 4, 2021: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2021.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	Change	2021	2020	Change
Gross premiums written	$426,424	$439,651	(3.0)%	$738,062	$774,834	(4.7)%
Gross premiums earned	$356,433	$344,139	3.6%	$713,096	$688,758	3.5%
Net premiums earned	$145,460	$185,482	(21.6)%	$291,409	$377,078	(22.7)%
Total revenues	$155,454	$216,397	(28.2)%	$317,243	$392,701	(19.2)%
Earnings (loss) before income tax	$(32,773)	$29,482	NM	$(59,055)	$13,678	NM
Net income (loss) attributable to UIHC	$(23,510)	$24,274	NM	$(41,281)	$11,551	NM
Net income (loss) available to UIHC common stockholders per diluted share	$(0.55)	$0.56	NM	$(0.96)	$0.27	NM

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets	$889	$1,044	(14.8)%	$1,932	$2,181	(11.4)%
Less: Net realized gains (losses) on investment portfolio	$(124)	$59	NM	$379	$(9)	NM
Less: Unrealized gains (losses) on equity securities	$2,438	$20,552	(88.1)%	$5,002	$(5,904)	NM
Less: Net tax impact (1)	$(299)	$(4,109)	92.7%	$(724)	$1,700	NM
Core income (loss) (2)	$(24,636)	$8,816	NM	$(44,006)	$17,945	NM
Core income (loss) per diluted share (2)	$(0.57)	$0.20	NM	$(1.03)	$0.42	NM

Book value per share				$7.85	$12.27	(36.0)%
NM = Not Meaningful
(1) In order to reconcile net income (loss) to the core income (loss) measures, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income (loss), and core income (loss) per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

“The second quarter results reflect execution of our ongoing 2021 transition plan, in which we pivot to dramatically reduced named and non-named catastrophe retentions and increased quota share reinsurance protection,” said Dan Peed, CEO of UPC Insurance. “These all drive a significant increase in reinsurance spend, which reduces our margin during transition, but is priced into the portfolio going forward.”

Exhibit 99.1
“We continue to stay focused on the steps necessary to achieve a strong underwriting profit and reduced volatility from both our commercial and personal lines businesses, including compounding rate increases, adequate reserving, exposure management and enhanced risk selection.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss) attributable to UIHC	$(23,510)	$24,274	$(41,281)	$11,551
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(23.3)%	18.8%	(20.5)%	4.5%

Core income (loss)	$(24,636)	$8,816	$(44,006)	$17,945
Core return on equity (1)(2)	(24.4)%	6.8%	(21.8)%	6.9%
(1) Return on equity for the three and six months ended June 30, 2021 and 2020 is calculated on an annualized basis by dividing the net income (loss) or core income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	Change		2021	2020	Change
Loss ratio, net(1)	81.2%	54.8%	26.4	pts	80.2%	54.2%	26.0	pts
Expense ratio, net(2)	46.7%	44.6%	2.1	pts	47.3%	45.0%	2.3	pts
Combined ratio (CR)(3)	127.9%	99.4%	28.5	pts	127.5%	99.2%	28.3	pts
Effect of current year catastrophe losses on CR	27.7%	16.1%	11.6	pts	22.0%	12.4%	9.6	pts
Effect of prior year unfavorable (favorable) development on CR	(0.3)%	(0.4)%	0.1	pts	10.1%	(0.5)%	10.6	pts
Underlying combined ratio(4)	100.5%	83.7%	16.8	pts	95.4%	87.3%	8.1	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the second quarter of 2021 was $23.5 million, or $0.55 per diluted share, compared to net income of $24.3 million, or $0.56 per diluted share, for the second quarter of 2020. The change in earnings was primarily driven by a decrease in revenue during the second quarter of 2021 compared to the second quarter of 2020. This change was driven by an increase in ceded premiums earned as a result of changes made to the Company's reinsurance structure at December 31, 2020 and June 1, 2021. Details of these changes are outlined in our reinsurance costs discussion below. Additionally, the Company experienced a decrease in gross written premiums as described below. The Company also experienced a large unrealized gain on equity securities during the second quarter of 2020 as the market recovered from the large decline caused by COVID-19 in the first quarter of 2020. The Company's equity portfolio is smaller now than it was in the second quarter of 2020, resulting in less volatility in the Company's unrealized position on these holdings. The Company also experienced increased loss & LAE incurred in the second quarter of 2021, driven by increased current year catastrophe losses incurred.

The Company's total gross written premium decreased by $13.2 million, or 3.0%, to $426.4 million for the second quarter of 2021, from $439.7 million for the second quarter of 2020. This decrease was driven primarily by a decrease in assumed premiums due to the termination of a contract which included commercial property business assumed from unaffiliated insurers. In addition, the Company has experienced decreases in written premiums across the personal lines business, due to underwriting actions taken by the Company at the end of 2020. The Company's commercial written premiums have increased year over year, offsetting the personal lines decrease in Florida, resulting in a net increase for the region. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2021	2020	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$281,728	$263,108	$18,620	7.1%
Gulf	67,290	74,083	(6,793)	(9.2)
Northeast	49,879	55,189	(5,310)	(9.6)
Southeast	27,483	35,206	(7,723)	(21.9)
Total direct written premium by region	426,380	427,586	(1,206)	(0.3)
Assumed premium (2)	44	12,065	(12,021)	(99.6)
Total gross written premium by region	$426,424	$439,651	$(13,227)	(3.0)%

Gross Written Premium by Line of Business
Personal property	$270,442	$307,965	$(37,523)	(12.2)%
Commercial property	155,982	131,686	24,296	18.4
Total gross written premium by line of business	$426,424	$439,651	$(13,227)	(3.0)%
(1) "Gulf" is comprised of Louisiana and Texas in 2021 and Hawaii, Louisiana, and Texas in 2020; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2021 and 2020 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $16.4 million, or 16.1%, to $118.1 million for the second quarter of 2021, from $101.7 million for the second quarter of 2020. Loss and LAE expense as a percentage of net earned premiums increased 26.4 points to 81.2% for the second quarter of 2021, compared to 54.8% for the second quarter of 2020. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2021 would have been 21.9%, an increase of 0.8 points from 21.1% during the second quarter of 2020.

Policy acquisition costs decreased by $11.3 million, or 21.5%, to $41.3 million for the second quarter of 2021, from $52.6 million for the second quarter of 2020 primarily due to an increase in ceding commission income related to the Company's quota share reinsurance agreements. In addition, there was a decrease in the Company's assumed ceding commission expense due to the termination of the contract which included commercial property business assumed from unaffiliated insurers. This was partially offset by increased external management fees incurred during the second quarter of 2021 as a result of an increased volume of commercial written premium.

Exhibit 99.1
Operating and underwriting expenses remained relatively flat, decreasing by $0.5 million, or 3.6%, to $13.5 million for the second quarter of 2021, from $14.0 million for the second quarter of 2020

General and administrative expenses decreased by $3.0 million, or 18.6%, to $13.1 million for the second quarter of 2021, from $16.1 million for the second quarter of 2020, primarily due to an increase in the allocation of claims adjuster payroll related costs to loss & LAE from general and administrative expenses in 2021.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	Change		2021	2020	Change
Loss and LAE	$118,064	$101,693	$16,371		$233,845	$204,530	$29,315
% of Gross earned premiums	33.1%	29.5%	3.6	pts	32.8%	29.7%	3.1	pts
% of Net earned premiums	81.2%	54.8%	26.4	pts	80.2%	54.2%	26.0	pts
Less:
Current year catastrophe losses	$40,257	$29,799	$10,458		$64,222	$46,917	$17,305
Prior year reserve unfavorable (favorable) development	(372)	(823)	451		29,397	(1,952)	31,349
Underlying loss and LAE (1)	$78,179	$72,717	$5,462		$140,226	$159,565	$(19,339)
% of Gross earned premiums	21.9%	21.1%	0.8	pts	19.7%	23.2%	(3.5)	pts
% of Net earned premiums	53.7%	39.2%	14.5	pts	48.1%	42.3%	5.8	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	Change		2021	2020	Change
Policy acquisition costs	$41,327	$52,573	$(11,246)		$82,148	$111,448	$(29,300)
Operating and underwriting	13,482	13,977	(495)		26,704	23,681	3,023
General and administrative	13,112	16,121	(3,009)		28,994	34,422	(5,428)
Total Operating Expenses	$67,921	$82,671	$(14,750)		$137,846	$169,551	$(31,705)
% of Gross earned premiums	19.1%	24.0%	(4.9)	pts	19.3%	24.6%	(5.3)	pts
% of Net earned premiums	46.7%	44.6%	2.1	pts	47.3%	45.0%	2.3	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium for the three months ended June 30, 2021 and 2020 were as follows:

	2021	2020
Non-at-Risk	(2.0)%	(2.6)%
Quota Share	(25.6)%	(13.0)%
All Other	(31.6)%	(30.5)%
Total Ceding Ratio	(59.2)%	(46.1)%

The increase in this ratio was driven by multiple modifications made to the Company's existing quota share agreements effective December 31, 2020 and June 1, 2021. These modifications include extending coverage to include American Coastal Insurance Company on the 15% quota share agreement, as well as increasing the cession percentage by 8%. In addition, the Company entered into a quota share agreement with Homeowners

Exhibit 99.1
Choice Property & Casualty Insurance Company, Inc. (HCP) effective December 31, 2020 through May 31, 2021, which provided 69.5% reinsurance coverage on in-force, new and renewal policies in Connecticut, Massachusetts, New Jersey, and Rhode Island.

Effective June 1, 2021, the Company entered into a new quota share reinsurance agreement with HCP and TypTap Insurance Company (Typtap), which provides 100% reinsurance coverage on in-force, new and renewal policies in Connecticut, Massachusetts, New Jersey, and Rhode Island. The cession of these policies is 50% to HCP and 50% to Typtap. Finally, the Company's 7.5% quota share agreement effective in 2020 expired on May 31, 2021 and was not renewed.

In addition to the changes in the Company's quota share agreements, the Company also reduced the retention amounts related to their catastrophe excess of loss reinsurance program for the 2021-2022 season, resulting in higher ceded premiums year over year but less risk if the named storm season is as active as the 2020-2021 season. Combined with increased costs associated with the all other perils catastrophe agreement, these modifications have resulted in increases to the Company's ceding ratio quarter over quarter.
Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings remained consistent at $1.3 billion at December 31, 2020 and June 30, 2021. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.2% of total investments at June 30, 2021, compared to 94.5% at December 31, 2020. At June 30, 2021, our fixed maturity investments had a modified duration of 4.3 years, compared to 4.1 years at December 31, 2020.

Book Value Analysis

Book value per common share decreased 14.6% from $9.19 at December 31, 2020, to $7.85 at June 30, 2021. Underlying book value per common share decreased 12.2% from $8.96 at December 31, 2020 to $7.87 at June 30, 2021. A decrease in the Company's retained earnings as the result of a net loss in the first half of 2021 drove the decrease in our book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable market conditions for the six months ended June 30, 2021.

($ in thousands, except for share and per share data)	June 30, 2021	December 31, 2020

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$339,333	$395,753
Denominator:
Total Shares Outstanding	43,227,957	43,075,877
Book Value Per Common Share	$7.85	$9.19

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$339,333	$395,753
Less: Accumulated other comprehensive income (loss)	(662)	9,693
Stockholders' Equity, excluding AOCI	$339,995	$386,060
Denominator:
Total Shares Outstanding	43,227,957	43,075,877
Underlying Book Value Per Common Share(1)	$7.87	$8.96
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Exhibit 99.1
Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    August 4, 2021 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6724

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1478671&tp_key=73fc5c851a

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Deputy CFO		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Income (loss)
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUE:
Gross premiums written	$426,424	$439,651	$738,062	$774,834
Change in gross unearned premiums	(69,991)	(95,512)	(24,966)	(86,076)
Gross premiums earned	356,433	344,139	713,096	688,758
Ceded premiums earned	(210,973)	(158,657)	(421,687)	(311,680)
Net premiums earned	145,460	185,482	291,409	377,078
Net investment income	3,683	5,907	7,266	12,824
Net realized investment gains (losses)	(124)	59	379	(9)
Net unrealized gains (losses) on equity securities	2,438	20,552	5,002	(5,904)
Other revenue	3,997	4,397	13,187	8,712
Total revenues	$155,454	$216,397	$317,243	$392,701
EXPENSES:
Losses and loss adjustment expenses	118,064	101,693	233,845	204,530
Policy acquisition costs	41,327	52,573	82,148	111,448
Operating expenses	13,482	13,977	26,704	23,681
General and administrative expenses	13,112	16,121	28,994	34,422
Interest expense	2,257	2,565	4,632	4,984
Total expenses	188,242	186,929	376,323	379,065
Income (loss) before other income	(32,788)	29,468	(59,080)	13,636
Other income	15	14	25	42
Income (loss) before income taxes	(32,773)	29,482	(59,055)	13,678
Provision (benefit) for income taxes	(9,352)	5,040	(17,174)	1,752
Net income (loss)	$(23,421)	$24,442	$(41,881)	$11,926
Less: Net income (loss) attributable to noncontrolling interests	89	168	(600)	375
Net income (loss) attributable to UIHC	$(23,510)	$24,274	$(41,281)	$11,551
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	8,242	28,332	(13,497)	24,222
Reclassification adjustment for net realized investment losses (gains)	124	(59)	(379)	9
Income tax benefit (expense) related to items of other comprehensive income (loss)	(2,012)	(6,858)	3,364	(5,875)
Total comprehensive income (loss)	$(17,067)	$45,857	$(52,393)	$30,282
Less: Comprehensive income (loss) attributable to noncontrolling interests	160	549	(757)	523
Comprehensive income (loss) attributable to UIHC	$(17,227)	$45,308	$(51,636)	$29,759

Weighted average shares outstanding
Basic	42,950,666	42,860,922	42,924,662	42,833,225
Diluted	42,950,666	43,055,115	42,924,662	43,041,623

Earnings available to UIHC common stockholders per share
Basic	$(0.55)	$0.57	$(0.96)	$0.27
Diluted	$(0.55)	$0.56	$(0.96)	$0.27

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2021	December 31, 2020
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$841,105	$940,011
Equity securities	31,176	7,445
Other investments	60,078	47,595
Total investments	$932,359	$995,051
Cash and cash equivalents	276,382	239,420
Restricted cash	42,791	62,078
Accrued investment income	4,328	4,680
Property and equipment, net	32,490	34,187
Premiums receivable, net	96,665	87,339
Reinsurance recoverable on paid and unpaid losses	927,427	821,156
Ceded unearned premiums	592,974	384,588
Goodwill	73,045	73,045
Deferred policy acquisition costs	86,858	74,414
Intangible assets, net	19,998	21,930
Other assets	63,355	51,053
Total Assets	$3,148,672	$2,848,941
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,136,375	$1,089,966
Unearned premiums	748,904	723,938
Reinsurance payable on premiums	538,217	241,636
Payments outstanding	72,209	77,912
Accounts payable and accrued expenses	70,648	91,173
Operating lease liability	2,159	2,311
Other liabilities	62,584	46,365
Notes payable, net	157,154	158,041
Total Liabilities	$2,788,250	$2,431,342
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,373,346 and 43,250,731 issued, respectively; 43,227,957 and 43,075,877 outstanding, respectively	4	4
Additional paid-in capital	393,524	393,122
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	(662)	9,693
Retained earnings	(53,102)	(6,635)
Total stockholders' equity attributable to UIHC stockholders	$339,333	$395,753
Noncontrolling interests	21,089	21,846
Total Stockholders' Equity	$360,422	$417,599
Total Liabilities and Stockholders' Equity	$3,148,672	$2,848,941